Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Tom Mason – CFO
MSO Holdings, Inc.
847-374-5337
Email: tmason@msomedical.com

MSO Holdings, Inc. Reports Q3 2005 Results

BANNOCKBURN, Illinois, November 7, 2005 – MSO Holdings, Inc. [MSOD.OB], announced today third quarter revenues increased 6% to $1.6 million compared to $1.5 million for the same period last year despite two hospital client programs filing for bankruptcy. Revenues for the nine months ended September 30, 2005 of $5.6 million were essentially flat with revenues for the same period last year.

Third quarter 2005 revenues were impacted by two hospitals in New York that filed for bankruptcy at which we had bariatric surgery programs. These two bankruptcies impaired MSO’s ability to perform surgeries in New York, and have lowered management fee revenues by approximately $420,000 for the three months ended September 30, 2005 and $763,000 for the nine months ended September 30, 2005. Revenues for Q3 2005 would have been $2.1 million, or a 33% increase in the quarter over the same period in the prior year, had we continued under the terms of the two bankrupt hospital contracts. We have outstanding claims totaling approximately $364,000 for unpaid invoices, which have been fully reserved for, and claims for future contractual commitments for management fees of approximately $3 million. We are pursuing collection of these outstanding claims and counsel has advised that some amount should be recovered, which if settled would have a positive impact on MSO’s financial results.

MSO is in contract negotiations with other New York hospitals to replace the bankrupt hospital programs. We expect management fee revenue to grow in 2006 compared to 2005 with an expanded hospital program network in New York and New Jersey.

Total surgeries performed for the nine months ended September 30, 2005 were 745 compared to 795 surgeries for the nine months ended September 30, 2004, a decrease of 50 surgeries or 6%. During the first quarter of 2005, MSO terminated three small hospital programs because the surgical volumes did not cover the fixed costs of operating these programs. In addition, the two bankrupt programs negatively impacted the number of surgeries being performed during the three months ended September 30, 2005.

On a same store basis, the number of surgical cases performed by the company system wide increased 9% for the nine months ended September 30, 2005, compared to the year ago period.

“We have made significant strides to overcome the hospital bankruptcies in New York and expect replacement programs to be in place soon. In addition, the company’s new Obesity Disease Management (ODM) product offering is receiving considerable acceptance with four new contracts in negotiation. MSO is well positioned to meet the needs of the ODM marketplace,” commented Al Henry, Chairman & CEO of MSO Holdings, Inc. “Our contract negotiations are with health plans, corporations and other self insured entities to implement obesity disease management programs. We have agreements in place enabling us to provide a complete turn-key disease management program that offers disease management services to cover all four tiers of treatment. With our superior clinical results from both the non-interventional weight loss treatment program we manage as well as the surgery program we manage, we are able to offer tremendous savings to potential clients in managing obesity. We are focused on Obesity Disease Management, and we are well positioned to deliver value to our clients and shareholders,” added Al Henry.

The net loss available to common shareholders for the third quarter of 2005 was $955,919 ($0.15 per share) versus a loss of $1,447,716 ($0.19 per share) for the third quarter of 2004. For the nine months ended September 30, 2005, the net loss available to common shareholders was $3.6 million ($0.52 per share) versus a loss of $2.8 million ($0.37 per share) during the same period in 2004. The net loss available to common shareholders for the third quarter and the nine months ending September 30, 2005 has been negatively impacted by the merger costs for the reverse merger transaction whereby MSO became a public company, the impact of lower revenue due to the two New York bankruptcies, and higher deemed dividends to preferred stockholders from the accretion on the preferred stock. These items negatively impacted the net loss available to common shareholders by $0.6 million and $1.5 million for the three months and nine months ended September 30, 2005, respectively.

About MSO Holdings, Inc.

MSO Holdings, Inc. [MSOD.OB] is an Obesity Disease Management company with corporate, union, health insurance plan and hospital clients. MSO has a sophisticated non-interventional weight-loss program with individualized behavioral coaching by experienced psychotherapist coaches. Also, MSO surgery functions are conducted through its six CORI (Centers for Obesity Related Illnesses) Centers in New York City, Brooklyn, Queens, Long Island, Detroit and the Chicago area. MSO contracts with acute care hospitals to establish Bariatric Surgery Centers of Excellence under the brand name CORI, while contracting with corporations, unions and health insurance plans for Obesity Disease Management for employees, members and the general public. MSO has been awarded the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) Disease-Specific Care Certification for Bariatric Surgery. MSO corporate offices are in Bannockburn, IL (Chicago suburb). For more information, call Tom Mason, Chief Financial Officer, at 847-267-0801 or visit www.WeightLossSurgery.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the health care industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s registration statement on Form SB-2 (No. 333-127838). The Company undertakes no obligation to update or revise any forward-looking statement to reflect events of circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MSO Holdings, Inc
Balance Sheet

	September 30, 2005 (unaudited)	December 31, 2004
Assets		
Current Assets		
Cash and cash equiviliants	$ 1,303,976	$ 244,906
Investments	-	5,350,139
Accounts Receivable (net of allowance for bad debt and estimated contractual allowances of $1,477,000 and $1,340,000 as of September 30, 2005 and December 31, 2004, respectively)	811,003	482,021
Prepaid expenses and other current assets	160,093	143,328
Total Current Assets	**2,275,072**	**6,220,394**
Fixed Assets, net of accumulated depreciation	**552,622**	**514,710**
Other Assets		
Deferred Financing Fees, net of amortization of $61,365 and $34,530 as of September 30, 2005 and December 31, 2004, respectively	45,976	72,811
Deposits	49,026	55,778
Total Other Assets	**95,002**	**128,589**
Total Assets	**$ 2,922,696**	**$ 6,863,693**
Liabilities and Shareholders' Equity (Deficit)		
Current Liabilities		
Accounts Payable	$ 756,769	$ 419,232
Accrued wages and benefits	25,072	93,658
Accrued expenses	310,635	649,193
Unearned revenue	-	193,050
Total Current Liabilities	**1,092,476**	**1,355,133**
Redeemable Convertible Series A PreferredStock		
$.001 par value, 15,000,000 shares authorized; 12,562,262 shares issued and outstanding as of September 30, 2005 and December 31, 2004, net of unaccreted issuance costs of $915,721 and $1,179,502 as of September 30, 2005 and December 31, 2004, respectively (liquidation value of $11,525,000 as of September 30, 2005 and December 31, 2004).	**10,609,279**	**10,345,498**
Shareholders Equity (Deficit)		
Common Stock, $.001 par value, 40,000,000 shares authorized; 6,552,615 and 7,684,521 shares issued and outstanding as of September 30, 2005 and December 31, 2004.	6,553	7,685
Additional Paid in Capital (Distributions in Excess of Capital)	(154,887)	427,718
Other Comprehensive Loss	(0)	(19,411)
Accumulated Deficit	(8,630,725)	(5,252,930)
Total Shareholders Equity (Deficit)	**(8,779,059)**	**(4,836,938)**
Total Liabilities & Shareholder Equity (Deficit)	**$ 2,922,696**	**$ 6,863,693**